FOR IMMEDIATE RELEASE

Exhibit 99.1
May 7, 2024
THE WALT DISNEY COMPANY REPORTS
SECOND QUARTER AND SIX MONTHS EARNINGS FOR FISCAL 2024
BURBANK, Calif. – The Walt Disney Company today reported earnings for its second quarter ended March 30, 2024.
Financial Results for the Quarter:
•Revenues for the quarter increased to $22.1 billion from $21.8 billion in the prior-year quarter.
•Diluted earnings per share (EPS) was a loss of $0.01 for the current quarter compared to income of $0.69 in the prior-year quarter. Diluted EPS decreased to a nominal loss due to goodwill impairments in the quarter, partially offset by higher operating income at Entertainment and Experiences.
•Excluding certain items(1), diluted EPS for the quarter increased to $1.21 from $0.93 in the prior-year quarter.
Key Points:
•In the second fiscal quarter of 2024, we achieved strong double digit percentage growth in adjusted EPS(1), and met or exceeded our financial guidance for the quarter.
•As a result of outperformance in the second quarter, our new full year adjusted EPS(1) growth target is now 25%.
•We remain on track to generate approximately $14 billion of cash provided by operations and over $8 billion of free cash flow(1) this fiscal year.
•We repurchased $1 billion worth of shares in the second quarter and look forward to continuing to return capital to shareholders.
•The Entertainment Direct-to-Consumer business was profitable in the second quarter. While we are expecting softer Entertainment DTC results in Q3 to be driven by Disney+ Hotstar, we continue to expect our combined streaming businesses to be profitable in the fourth quarter, and to be a meaningful future growth driver for the company, with further improvements in profitability in fiscal 2025.
•Disney+ Core subscribers increased by more than 6 million in the second quarter, and Disney+ Core ARPU increased sequentially by 44 cents.
•Sports operating income declined slightly versus the prior year, reflecting the timing impact of College Football Playoff games at ESPN, offset by improved results at Star India.
•The Experiences business was also a growth driver in the second quarter, with revenue growth of 10%, segment operating income growth of 12%, and margin expansion of 60 basis points versus the prior year. Although the third quarter’s segment operating income is expected to come in roughly comparable to the prior year, we continue to expect robust operating income growth at Experiences for the full year.

(1) Diluted EPS excluding certain items (also referred to herein as adjusted EPS) and free cash flow are non-GAAP financial measures. The most comparable GAAP measures are diluted EPS and cash provided by operations, respectively. See the discussion on pages 17 through 21 for how we define and calculate these measures and a quantitative reconciliation of historical measures thereof and the forward-looking measure of free cash flow to the most directly comparable GAAP measures and why the Company is not providing a forward-looking quantitative reconciliation of diluted EPS excluding certain items to the most comparable GAAP measure.

Message From Our CEO:
“Our strong performance in Q2, with adjusted EPS(1) up 30% compared to the prior year, demonstrates we are delivering on our strategic priorities and building for the future,” said Robert A. Iger, Chief Executive Officer, The Walt Disney Company. “Our results were driven in large part by our Experiences segment as well as our streaming business. Importantly, entertainment streaming was profitable for the quarter, and we remain on track to achieve profitability in our combined streaming businesses in Q4.
“Looking at our company as a whole, it’s clear that the turnaround and growth initiatives we set in motion last year have continued to yield positive results. We have a number of highly anticipated theatrical releases arriving over the next few months; our television shows are resonating with audiences and critics alike; ESPN continues to break ratings records as we further its evolution into the preeminent digital sports platform; and we are turbocharging growth in our Experiences business with a number of near- and long-term strategic investments.”
SUMMARIZED FINANCIAL RESULTS
The following table summarizes second quarter results for fiscal 2024 and 2023:

	Quarter Ended			Six Months Ended
($ in millions, except per share amounts)	March 30, 2024	April 1, 2023	Change	March 30, 2024	April 1, 2023	Change
Revenues	$22,083	$21,815	1%	$45,632	$45,327	1%
Income before income taxes	$657	$2,123	(69) %	$3,528	$3,896	(9) %
Total segment operating income(1)	$3,845	$3,285	17%	$7,721	$6,328	22%
Diluted EPS	$(0.01)	$0.69	nm	$1.03	$1.39	(26) %
Diluted EPS excluding certain items(1)	$1.21	$0.93	30%	$2.44	$1.91	28%
Cash provided by operations	$3,666	$3,236	13%	$5,851	$2,262	>100%
Free cash flow(1)	$2,407	$1,987	21%	$3,293	$(168)	nm
(1)Total segment operating income, diluted EPS excluding certain items and free cash flow are non-GAAP financial measures. The most comparable GAAP measures are income before income taxes, diluted EPS and cash provided by operations, respectively. See the discussion on pages 17 through 21 for how we define and calculate these measures and a reconciliation thereof to the most directly comparable GAAP measures.

SUMMARIZED SEGMENT FINANCIAL RESULTS
The following table summarizes second quarter segment revenue and operating income for fiscal 2024 and 2023:

	Quarter Ended			Six Months Ended
($ in millions)	March 30, 2024	April 1, 2023	Change	March 30, 2024	April 1, 2023	Change
Revenues:
Entertainment	$9,796	$10,309	(5) %	$19,777	$20,984	(6) %
Sports	4,312	4,226	2%	9,147	8,866	3%
Experiences	8,393	7,646	10%	17,525	16,191	8%
Eliminations(2)	(418)	(366)	(14) %	(817)	(714)	(14) %
Total revenues	$22,083	$21,815	1%	$45,632	$45,327	1%
Segment operating income (loss):
Entertainment	$781	$455	72%	$1,655	$800	>100%
Sports	778	794	(2) %	675	630	7%
Experiences	2,286	2,036	12%	5,391	4,898	10%
Total segment operating income(1)	$3,845	$3,285	17%	$7,721	$6,328	22%
(1)Total segment operating income is a non-GAAP financial measure. The most comparable GAAP measure is income before income taxes. See the discussion on pages 17 through 21.
(2)Reflects fees paid by Direct-to-Consumer to Sports and other Entertainment businesses for the right to air their linear networks on Hulu Live and fees paid by Entertainment to Sports to program sports on the ABC Network and Star+.
DISCUSSION OF SECOND QUARTER SEGMENT RESULTS
Entertainment
Revenue and operating income for the Entertainment segment are as follows:

	Quarter Ended		Change	Six Months Ended
($ in millions)	March 30, 2024	April 1, 2023		March 30, 2024	April 1, 2023	Change
Revenues:
Linear Networks	$2,765	$2,999	(8) %	$5,568	$6,201	(10) %
Direct-to-Consumer	5,642	4,983	13%	11,188	9,805	14%
Content Sales/Licensing and Other	1,389	2,327	(40) %	3,021	4,978	(39) %
	$9,796	$10,309	(5) %	$19,777	$20,984	(6) %
Operating income (loss):
Linear Networks	$752	$959	(22) %	$1,988	$2,289	(13) %
Direct-to-Consumer	47	(587)	nm	(91)	(1,571)	94%
Content Sales/Licensing and Other	(18)	83	nm	(242)	82	nm
	$781	$455	72%	$1,655	$800	>100%

The increase in Entertainment operating income in the current quarter compared to the prior-year quarter was due to improved results at Direct-to-Consumer, partially offset by declines at Linear Networks and Content Sales/Licensing and Other.
Linear Networks
Linear Networks revenues and operating income are as follows:

	Quarter Ended		Change
($ in millions)	March 30, 2024	April 1, 2023
Revenue
Domestic	$2,269	$2,440	(7) %
International	496	559	(11) %
	$2,765	$2,999	(8) %
Operating income
Domestic	$520	$635	(18) %
International	92	165	(44) %
Equity in the income of investees	140	159	(12) %
	$752	$959	(22) %
Domestic
The decrease in domestic operating income in the current quarter compared to the prior-year quarter was due to:
•Lower affiliate revenue primarily due to a decrease in subscribers including the impact of the non-renewal of carriage of certain networks by an affiliate, partially offset by higher contractual rates
•A decline in advertising revenue attributable to a decrease in impressions reflecting lower average viewership, partially offset by higher rates
International
Lower international operating income was due to a decrease in affiliate revenue primarily attributable to fewer subscribers and contractual rate decreases.
Equity in the Income of Investees
Income from equity investees decreased due to lower income from A+E Television Networks (A+E) attributable to decreases in advertising and affiliate revenue.
Direct-to-Consumer
Direct-to-Consumer revenues and operating income (loss) are as follows:

	Quarter Ended		Change
($ in millions)	March 30, 2024	April 1, 2023
Revenue	$5,642	$4,983	13%
Operating income (loss)	$47	$(587)	nm
The improvement in operating results in the current quarter compared to the prior-year quarter was due to:
•Subscription revenue growth attributable to higher rates due to increases in retail pricing across our streaming services, and subscriber growth at Disney+ Core

•Lower distribution costs
•An increase in advertising revenue due to higher impressions, partially offset by lower rates
•Higher marketing costs
•An increase in programming and production costs due to more programming on our services and higher subscriber-based fees for programming the Hulu Live TV service, partially offset by lower average costs per hour of content available on our services
◦The increase in Hulu Live TV subscriber-based fees was due to rate increases and more subscribers
Second Quarter of Fiscal 2024 Comparison to First Quarter of Fiscal 2024
In addition to revenue, costs and operating income, management uses the following key metrics to analyze trends and evaluate the overall performance of our Disney+ and Hulu direct-to-consumer (DTC) product offerings(1), and we believe these metrics are useful to investors in analyzing the business. The following tables and related discussion are on a sequential quarter basis.
Paid subscribers(1) at:

(in millions)	March 30, 2024	December 30, 2023	Change
Disney+
Domestic (U.S. and Canada)	54.0	46.1	17%
International (excluding Disney+ Hotstar)(1)	63.6	65.2	(2) %
Disney+ Core(2)	117.6	111.3	6%

Disney+ Hotstar	36.0	38.3	(6) %

Hulu
SVOD Only	45.8	45.1	2%
Live TV + SVOD	4.5	4.6	(2) %
Total Hulu(2)	50.2	49.7	1%
Average Monthly Revenue Per Paid Subscriber(1) for the quarter ended:

	March 30, 2024	December 30, 2023	Change
Disney+
Domestic (U.S. and Canada)	$8.00	$8.15	(2) %
International (excluding Disney+ Hotstar)(1)	6.66	5.91	13%
Disney+ Core	7.28	6.84	6%

Disney+ Hotstar	0.70	1.28	(45) %

Hulu
SVOD Only	11.84	12.29	(4) %
Live TV + SVOD	95.01	93.61	1%
(1)See discussion on page 16—DTC Product Descriptions and Key Definitions
(2)Total may not equal the sum of the column due to rounding
Domestic Disney+ average monthly revenue per paid subscriber decreased from $8.15 to $8.00 due to a higher mix of wholesale subscribers, partially offset by increases in retail pricing.

International Disney+ (excluding Disney+ Hotstar) average monthly revenue per paid subscriber increased from $5.91 to $6.66 due to increases in retail pricing and a lower mix of subscribers to promotional offerings.
Disney+ Hotstar average monthly revenue per paid subscriber decreased from $1.28 to $0.70 due to lower advertising revenue.
Hulu SVOD Only average monthly revenue per paid subscriber decreased from $12.29 to $11.84 due to lower advertising revenue, partially offset by increases in retail pricing.
Hulu Live TV + SVOD average monthly revenue per paid subscriber increased from $93.61 to $95.01 due to increases in retail pricing and a lower mix of subscribers to promotional offerings, partially offset by lower advertising revenue.
Content Sales/Licensing and Other
Content Sales/Licensing and Other revenues and operating income (loss) are as follows:

	Quarter Ended		Change
($ in millions)	March 30, 2024	April 1, 2023
Revenue	$1,389	$2,327	(40) %
Operating income (loss)	$(18)	$83	nm
The decrease in operating results was due to:
•Lower theatrical distribution results as there were no significant titles released in the current quarter compared to Ant-Man and the Wasp: Quantumania in the prior-year quarter. The prior-year quarter also included the benefit of the ongoing performance of Avatar: The Way of Water, which was released in December 2022.
•Higher film cost impairments in the current quarter

Sports
Sports revenues and operating income (loss) are as follows:

	Quarter Ended		Change
($ in millions)	March 30, 2024	April 1, 2023
Revenue
ESPN
Domestic	$3,866	$3,733	4%
International	341	366	(7) %
	4,207	4,099	3%
Star India	105	127	(17) %
	$4,312	$4,226	2%
Operating income (loss)
ESPN
Domestic	$780	$858	(9) %
International	19	19	— %
	799	877	(9) %
Star India	(27)	(99)	73%
Equity in the income of investees	6	16	(63) %
	$778	$794	(2) %
Domestic ESPN
Lower domestic ESPN operating results in the current quarter compared to the prior-year quarter were due to:
•An increase in programming and production costs attributable to higher costs for College Football Playoff (CFP) programming as a result of airing an additional game in the current quarter due to timing. In the current quarter, we aired the championship game, two semi-final games and one host game compared to the airing of the championship game and two host games in the prior-year quarter.
•Lower affiliate revenue driven by fewer subscribers, partially offset by contractual rate increases
•Advertising revenue growth primarily due to increases in rates and, to a lesser extent, average viewership. These increases include benefits from the additional CFP game and an additional NFL playoff game in the current quarter.
•Growth in ESPN+ subscription revenue due to higher rates

Star India
The decrease in operating loss at Star India was due to lower programming and production costs attributable to the non-renewal of Board of Control for Cricket in India rights, partially offset by an increase in costs for Indian Premier League matches due to more matches aired in the current quarter compared to the prior-year quarter.
Second Quarter of Fiscal 2024 Comparison to First Quarter of Fiscal 2024
In addition to revenue, costs and operating income, management uses the following key metrics to analyze trends and evaluate the overall performance of our ESPN+ DTC product offering(1), and we believe these metrics are useful to investors in analyzing the business. The following table and related discussion are on a sequential quarter basis.

	March 30, 2024	December 30, 2023	Change
Paid subscribers(1) at: (in millions)	24.8	25.2	(2) %
Average Monthly Revenue Per Paid Subscriber(1) for the quarter ended:	$6.30	$6.09	3%
(1)See discussion on page 16—DTC Product Descriptions and Key Definitions
The increase in ESPN+ average monthly revenue per paid subscriber was due to increases in retail pricing and higher advertising revenue.
Experiences
Experiences revenues and operating income are as follows:

	Quarter Ended		Change
($ in millions)	March 30, 2024	April 1, 2023
Revenue
Parks & Experiences
Domestic	$5,958	$5,572	7%
International	1,522	1,184	29%
Consumer Products	913	890	3%
	$8,393	$7,646	10%
Operating income
Parks & Experiences
Domestic	$1,607	$1,519	6%
International	292	156	87%
Consumer Products	387	361	7%
	$2,286	$2,036	12%
Domestic Parks and Experiences
The increase in operating income at our domestic parks and experiences was due to higher results at Walt Disney World Resort and Disney Cruise Line, partially offset by lower results at Disneyland Resort.
•At Walt Disney World Resort, higher results in the current quarter compared to the prior-year quarter were due to:
◦Increased guest spending attributable to higher average ticket prices
◦Higher costs due to inflation, partially offset by lower depreciation and cost saving initiatives

•Growth at Disney Cruise Line was due to an increase in average ticket prices, partially offset by higher costs
•The decrease in operating results at Disneyland Resort was due to:
◦Higher costs driven by inflation
◦An increase in guest spending attributable to higher average ticket prices and daily hotel room rates
◦Higher volumes due to attendance growth, partially offset by lower occupied room nights
International Parks and Experiences
Higher international parks and experiences’ operating results were due to:
•An increase in operating results at Hong Kong Disneyland Resort attributable to:
◦Guest spending growth due to increases in average ticket prices and food, beverage and merchandise spending
◦Higher volumes resulting from increases in attendance and occupied room nights. Volume growth benefitted from additional days of operations in the current quarter as well as the opening of World of Frozen in November 2023
◦Increased costs driven by inflation and new guest offerings
Consumer Products
The increase in consumer products operating results was driven by higher games licensing revenue.
OTHER FINANCIAL INFORMATION
DTC Streaming Businesses
Revenue and operating loss for our combined DTC streaming businesses, which consist of the Direct-to-Consumer line of business at the Entertainment segment and ESPN+ at the Sports segment, are as follows:

	Quarter Ended		Change
($ in millions)	March 30, 2024	April 1, 2023
Revenue	$6,188	$5,514	12%
Operating loss (1)	$(18)	$(659)	97%
(1)DTC streaming businesses operating loss is not a financial measure defined by GAAP. The most comparable GAAP measures are segment operating income for the Entertainment segment and Sports segment. See the discussion on page 21 for how we define and calculate this measure and a reconciliation of it to the most directly comparable GAAP measures.
Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses increased $112 million for the quarter, from $279 million to $391 million, primarily attributable to:
•Higher costs related to our proxy solicitation and annual shareholder meeting
•Increased compensation costs
•Other cost inflation
Restructuring and Impairment Charges
In the current quarter, the Company recorded charges of $2,052 million due to goodwill impairments related to Star India and entertainment linear networks. The impairment at Star India was a result of the Company entering into a binding agreement in the current quarter to contribute our Star India operations into a new joint venture. In the prior-year quarter, the Company recorded charges of $152 million primarily for severance.
Other Income, net
In the prior-year quarter, the Company recorded a $149 million gain to adjust its investment in DraftKings, Inc. to fair value.
Interest Expense, net
Interest expense, net was as follows:

	Quarter Ended
($ in millions)	March 30, 2024	April 1, 2023	Change
Interest expense	$(501)	$(504)	1%
Interest income, investment income and other	190	182	4%
Interest expense, net	$(311)	$(322)	3%
Equity in the Income of Investees
Equity in the income of investees was as follows:

	Quarter Ended
($ in millions)	March 30, 2024	April 1, 2023	Change
Amounts included in segment results:
Entertainment	$138	$160	(14) %
Sports	6	16	(63) %
Amortization of TFCF intangible assets related to equity investees	(3)	(3)	— %
Equity in the income of investees	$141	$173	(18) %

Income from equity investees decreased $32 million, to $141 million from $173 million, due to lower income from A+E.
Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	March 30, 2024	April 1, 2023
Income before income taxes	$657	$2,123
Income tax expense	441	635
Effective income tax rate	67.1%	29.9%
The increase in the effective income tax rate was due to an unfavorable impact from the goodwill impairments recognized in the current quarter, which are not tax deductible, partially offset by the benefit from adjustments related to prior years, which were favorable in the current quarter and unfavorable in the prior-year quarter.

Noncontrolling Interests
Net income attributable to noncontrolling interests was as follows:

	Quarter Ended
($ in millions)	March 30, 2024	April 1, 2023	Change
Net income attributable to noncontrolling interests	$(236)	$(217)	(9) %
The increase in net income attributable to noncontrolling interests was primarily due to improved results at Hong Kong Disneyland Resort, partially offset by the comparison to the accretion of NBC Universal’s interest in Hulu in the prior-year quarter with no accretion in the current quarter as we had fully accreted to the amount paid in December 2023.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes, as applicable.
Cash Flow
Cash provided by operations and free cash flow were as follows:

	Six Months Ended
($ in millions)	March 30, 2024	April 1, 2023	Change
Cash provided by operations	$5,851	$2,262	$3,589
Investments in parks, resorts and other property	(2,558)	(2,430)	(128)
Free cash flow(1)	$3,293	$(168)	$3,461
(1)Free cash flow is not a financial measure defined by GAAP. The most comparable GAAP measure is cash provided by operations. See the discussion on pages 17 through 21.
Cash provided by operations increased $3.6 billion to $5.9 billion in the current period from $2.3 billion in the prior-year period. The increase was due to lower film and television production spending and the timing of payments for sports rights. The increase also reflected lower collateral payments related to our hedging program, a payment in the prior-year period related to the termination of content licenses in fiscal 2022 and higher operating income at Experiences. These increases were partially offset by payment in the current period of fiscal 2023 federal and California income taxes, which were deferred pursuant to relief provided by the Internal Revenue Service and California State Board of Equalization as a result of 2023 winter storms in California.

Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows:

	Six Months Ended
($ in millions)	March 30, 2024	April 1, 2023
Entertainment	$522	$541
Sports	1	7
Experiences
Domestic	1,198	1,024
International	466	410
Total Experiences	1,664	1,434
Corporate	371	448
Total investments in parks, resorts and other property	$2,558	$2,430
Capital expenditures increased to $2.6 billion from $2.4 billion due to higher spend on new attractions and cruise ship fleet expansion at the Experiences segment.
Depreciation expense was as follows:

	Six Months Ended
($ in millions)	March 30, 2024	April 1, 2023
Entertainment	$332	$304
Sports	22	29
Experiences
Domestic	850	907
International	353	333
Total Experiences	1,203	1,240
Corporate	105	100
Total depreciation expense	$1,662	$1,673

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; $ in millions, except per share data)

	Quarter Ended		Six Months Ended
	March 30, 2024	April 1, 2023	March 30, 2024	April 1, 2023
Revenues	$22,083	$21,815	$45,632	$45,327
Costs and expenses	(19,204)	(19,540)	(39,817)	(41,059)
Restructuring and impairment charges	(2,052)	(152)	(2,052)	(221)
Other income, net	—	149	—	107
Interest expense, net	(311)	(322)	(557)	(622)
Equity in the income of investees	141	173	322	364
Income before income taxes	657	2,123	3,528	3,896
Income taxes	(441)	(635)	(1,161)	(1,047)
Net income	216	1,488	2,367	2,849
Net income attributable to noncontrolling interests	(236)	(217)	(476)	(299)
Net income (loss) attributable to The Walt Disney Company (Disney)	$(20)	$1,271	$1,891	$2,550

Earnings (loss) per share attributable to Disney:
Diluted	$(0.01)	$0.69	$1.03	$1.39
Basic	$(0.01)	$0.70	$1.03	$1.40

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,834	1,831	1,838	1,829
Basic	1,834	1,828	1,833	1,827

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; $ in millions, except per share data)

	March 30, 2024	September 30, 2023
ASSETS
Current assets
Cash and cash equivalents	$6,635	$14,182
Receivables, net	12,026	12,330
Inventories	1,948	1,963
Content advances	1,921	3,002
Other current assets	2,106	1,286
Total current assets	24,636	32,763
Produced and licensed content costs	32,590	33,591
Investments	3,007	3,080
Parks, resorts and other property
Attractions, buildings and equipment	72,173	70,090
Accumulated depreciation	(44,065)	(42,610)
	28,108	27,480
Projects in progress	6,243	6,285
Land	1,174	1,176
	35,525	34,941
Intangible assets, net	11,474	13,061
Goodwill	73,914	77,067
Other assets	13,964	11,076
Total assets	$195,110	$205,579
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$18,798	$20,671
Current portion of borrowings	6,789	4,330
Deferred revenue and other	7,287	6,138
Total current liabilities	32,874	31,139
Borrowings	39,510	42,101
Deferred income taxes	6,860	7,258
Other long-term liabilities	12,103	12,069
Commitments and contingencies
Redeemable noncontrolling interests	—	9,055
Equity
Preferred stock	—	—
Common stock, $0.01 par value, Authorized – 4.6 billion shares, Issued – 1.9 billion shares at March 30, 2024 and 1.8 billion shares at September 30, 2023	58,028	57,383
Retained earnings	46,649	46,093
Accumulated other comprehensive loss	(3,509)	(3,292)
Treasury stock, at cost, 27 million shares at March 30, 2024 and 19 million shares at September 30, 2023	(1,916)	(907)
Total Disney Shareholders’ equity	99,252	99,277
Noncontrolling interests	4,511	4,680
Total equity	103,763	103,957
Total liabilities and equity	$195,110	$205,579

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; $ in millions)

	Six Months Ended
	March 30, 2024	April 1, 2023
OPERATING ACTIVITIES
Net income	$2,367	$2,849
Depreciation and amortization	2,485	2,616
Goodwill impairment	2,038	—
Deferred income taxes	(211)	(46)
Equity in the income of investees	(322)	(364)
Cash distributions received from equity investees	300	363
Net change in produced and licensed content costs and advances	1,699	(824)
Equity-based compensation	675	570
Other, net	(6)	(320)
Changes in operating assets and liabilities
Receivables	(156)	(413)
Inventories	26	(107)
Other assets	(185)	(345)
Accounts payable and other liabilities	(1,075)	(2,133)
Income taxes	(1,784)	416
Cash provided by operations	5,851	2,262

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(2,558)	(2,430)
Other, net	5	(111)
Cash used in investing activities	(2,553)	(2,541)

FINANCING ACTIVITIES
Commercial paper borrowings, net	42	714
Borrowings	133	70
Reduction of borrowings	(645)	(1,000)
Dividends	(549)	—
Repurchases of common stock	(1,001)	—
Contributions from noncontrolling interests	—	178
Acquisition of redeemable noncontrolling interests	(8,610)	(900)
Other, net	(194)	(188)
Cash used in financing activities	(10,824)	(1,126)

Impact of exchange rates on cash, cash equivalents and restricted cash	17	197

Change in cash, cash equivalents and restricted cash	(7,509)	(1,208)
Cash, cash equivalents and restricted cash, beginning of period	14,235	11,661
Cash, cash equivalents and restricted cash, end of period	$6,726	$10,453

DTC PRODUCT DESCRIPTIONS AND KEY DEFINITIONS
Product offerings
In the U.S., Disney+, ESPN+ and Hulu SVOD Only are each offered as a standalone service or together as part of various multi-product offerings. Hulu Live TV + SVOD includes Disney+ and ESPN+. Disney+ is available in more than 150 countries and territories outside the U.S. and Canada. In India and certain other Southeast Asian countries, the service is branded Disney+ Hotstar. In certain Latin American countries, we offer Disney+ as well as Star+, a general entertainment SVOD service, which is available on a standalone basis or together with Disney+ (Combo+). Depending on the market, our services can be purchased on our websites or through third-party platforms/apps or are available via wholesale arrangements.
Paid subscribers
Paid subscribers reflect subscribers for which we recognized subscription revenue. Subscribers cease to be a paid subscriber as of their effective cancellation date or as a result of a failed payment method. Subscribers to multi-product offerings in the U.S. are counted as a paid subscriber for each service included in the multi-product offering and subscribers to Hulu Live TV + SVOD are counted as one paid subscriber for each of the Hulu Live TV + SVOD, Disney+ and ESPN+ services. In Latin America, if a subscriber has either the standalone Disney+ or Star+ service or subscribes to Combo+, the subscriber is counted as one Disney+ paid subscriber. Subscribers include those who receive an entitlement to a service through wholesale arrangements, including those for which the service is available to each subscriber of an existing content distribution tier. When we aggregate the total number of paid subscribers across our DTC streaming services, we refer to them as paid subscriptions.
International Disney+ (excluding Disney+ Hotstar)
International Disney+ (excluding Disney+ Hotstar) includes the Disney+ service outside the U.S. and Canada and the Star+ service in Latin America.
Average Monthly Revenue Per Paid Subscriber
Hulu and ESPN+ average monthly revenue per paid subscriber is calculated based on the average of the monthly average paid subscribers for each month in the period. The monthly average paid subscribers is calculated as the sum of the beginning of the month and end of the month paid subscriber count, divided by two. Disney+ average monthly revenue per paid subscriber is calculated using a daily average of paid subscribers for the period. Revenue includes subscription fees, advertising (excluding revenue earned from selling advertising spots to other Company businesses) and premium and feature add-on revenue but excludes Pay-Per-View revenue. Advertising revenue generated by content on one DTC streaming service that is accessed through another DTC streaming service by subscribers to both streaming services is allocated between both streaming services. The average revenue per paid subscriber is net of discounts on offerings that carry more than one service. Revenue is allocated to each service based on the relative retail or wholesale price of each service on a standalone basis. Hulu Live TV + SVOD revenue is allocated to the SVOD services based on the wholesale price of the Hulu SVOD Only, Disney+ and ESPN+ multi-product offering. In general, wholesale arrangements have a lower average monthly revenue per paid subscriber than subscribers that we acquire directly or through third-party platforms.

NON-GAAP FINANCIAL MEASURES
This earnings release presents diluted EPS excluding certain items (also referred to as adjusted EPS), total segment operating income, free cash flow, and DTC streaming businesses operating income (loss), all of which are important financial measures for the Company, but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the most comparable GAAP financial measures and are not presented as alternative measures of diluted EPS, income before income taxes, cash provided by operations, or Entertainment and Sports segment operating income (loss) as determined in accordance with GAAP. Diluted EPS excluding certain items, total segment operating income, free cash flow, and DTC streaming businesses operating income (loss) as we have calculated them may not be comparable to similarly titled measures reported by other companies.
Our definitions and calculations of diluted EPS excluding certain items, total segment operating income, free cash flow, and DTC streaming businesses operating income (loss), as well as quantitative reconciliations of each of these historical measures and the forward-looking measure of free cash flow to the most directly comparable GAAP financial measure are provided below.
The Company is not providing the forward-looking measure for diluted EPS, which is the most directly comparable GAAP measure to diluted EPS excluding certain items, or a quantitative reconciliation of forward-looking diluted EPS excluding certain items to that most directly comparable GAAP measure. The Company is unable to predict or estimate with reasonable certainty the ultimate outcome of certain significant items required for such GAAP measure without unreasonable effort. Information about other adjusting items that is currently not available to the Company could have a potentially unpredictable and significant impact on future GAAP financial results.
Diluted EPS excluding certain items
The Company uses diluted EPS excluding (1) certain items affecting comparability of results from period to period and (2) amortization of TFCF and Hulu intangible assets, including purchase accounting step-up adjustments for released content, to facilitate the evaluation of the performance of the Company’s operations exclusive of these items, and these adjustments reflect how senior management is evaluating segment performance.
The Company believes that providing diluted EPS exclusive of certain items impacting comparability is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings and because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately.
The Company further believes that providing diluted EPS exclusive of amortization of TFCF and Hulu intangible assets associated with the acquisition in 2019 is useful to investors because the TFCF and Hulu acquisition was considerably larger than the Company’s historic acquisitions with a significantly greater acquisition accounting impact.

The following table reconciles reported diluted EPS to diluted EPS excluding certain items for the second quarter:

($ in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior-year period
Quarter Ended March 30, 2024
As reported	$657	$(441)	$216	$(0.01)	n/m
Exclude:
Restructuring and impairment charges(4)	2,052	(121)	1,931	1.06
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	434	(101)	333	0.17
Excluding certain items	$3,143	$(663)	$2,480	$1.21	30%

Quarter Ended April 1, 2023
As reported	$2,123	$(635)	$1,488	$0.69
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	558	(130)	428	0.23
Restructuring and impairment charges(4)	152	(35)	117	0.06
Other income, net(6)	(149)	35	(114)	(0.06)
Excluding certain items	$2,684	$(765)	$1,919	$0.93
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)Charges in the current quarter included impairments of goodwill ($2,038 million). Charges in the prior-year quarter were primarily for severance.
(5)For the current quarter, intangible asset amortization was $362 million, step-up amortization was $69 million and amortization of intangible assets related to TFCF equity investees was $3 million. For the prior-year quarter, intangible asset amortization was $408 million, step-up amortization was $147 million and amortization of intangible assets related to TFCF equity investees was $3 million.
(6)DraftKings gain ($149 million).

The following table reconciles reported diluted EPS from continuing operations to diluted EPS excluding certain items for the six-month period:

($ in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior year
Six Months Ended March 30, 2024:
As reported	$3,528	$(1,161)	$2,367	$1.03	(26) %
Exclude:
Restructuring and impairment charges(4)	2,052	(121)	1,931	1.06
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	885	(206)	679	0.36
Excluding certain items	$6,465	$(1,488)	$4,977	$2.44	28%

Six Months Ended April 1, 2023:
As reported	$3,896	$(1,047)	$2,849	$1.39
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	1,137	(264)	873	0.47
Restructuring and impairment charges(4)	221	(43)	178	0.10
Other income, net(6)	(107)	18	(89)	(0.05)
Excluding certain items	$5,147	$(1,336)	$3,811	$1.91
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)Charges for the current period included impairments of goodwill ($2,038 million). Charges for the prior-year period included severance ($125 million) and exiting our businesses in Russia ($69 million).
(5)For the current period, intangible asset amortization was $742 million, step-up amortization was $137 million and amortization of intangible assets related to TFCF equity investees was $6 million. For the prior-year period, intangible asset amortization was $825 million, step-up amortization was $306 million and amortization of intangible assets related to TFCF equity investees was $6 million.
(6)For the prior-year period, other income, net was due to the DraftKings gain ($79 million) and a gain on the sale of a business ($28 million).

Total segment operating income
The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about total segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and other factors that affect reported results.
The following table reconciles income before income taxes to total segment operating income:

	Quarter Ended			Six Months Ended
($ in millions)	March 30, 2024	April 1, 2023	Change	March 30, 2024	April 1, 2023	Change
Income before income taxes	$657	$2,123	(69) %	$3,528	$3,896	(9) %
Add (subtract):
Corporate and unallocated shared expenses	391	279	(40) %	699	559	(25) %
Restructuring and impairment charges	2,052	152	>(100) %	2,052	221	>(100) %
Other income, net	—	(149)	(100) %	—	(107)	(100) %
Interest expense, net	311	322	3%	557	622	10%
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs	434	558	22%	885	1,137	22%
Total segment operating income	$3,845	$3,285	17%	$7,721	$6,328	22%
Free cash flow
The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.
The following table presents a summary of the Company’s consolidated cash flows:

	Quarter Ended		Six Months Ended
($ in millions)	March 30, 2024	April 1, 2023	March 30, 2024	April 1, 2023
Cash provided by operations	$3,666	$3,236	$5,851	$2,262
Cash used in investing activities	(1,307)	(1,249)	(2,553)	(2,541)
Cash used in financing activities	(2,818)	(83)	(10,824)	(1,126)
Impact of exchange rates on cash, cash equivalents and restricted cash	(62)	33	17	197
Change in cash, cash equivalents and restricted cash	(521)	1,937	(7,509)	(1,208)
Cash, cash equivalents and restricted cash, beginning of period	7,247	8,516	14,235	11,661
Cash, cash equivalents and restricted cash, end of period	$6,726	$10,453	$6,726	$10,453

The following table reconciles the Company’s consolidated cash provided by operations to free cash flow:

	Quarter Ended			Six Months Ended
($ in millions)	March 30, 2024	April 1, 2023	Change	March 30, 2024	April 1, 2023	Change
Cash provided by operations	$3,666	$3,236	$430	$5,851	$2,262	$3,589
Investments in parks, resorts and other property	(1,259)	(1,249)	(10)	(2,558)	(2,430)	(128)
Free cash flow	$2,407	$1,987	$420	$3,293	$(168)	$3,461
The following table reconciles the Company’s consolidated estimated forward-looking cash provided by operations to estimated forward-looking free cash flow for full year fiscal 2024:

(estimated $ in billions)	Full year fiscal 2024
Cash provided by operations	$14
Investments in parks, resorts and other property	(6)
Free cash flow	$8
DTC Streaming Businesses
The Company uses combined DTC streaming businesses operating income (loss) because it believes that this measure allows investors to evaluate the performance of its portfolio of streaming businesses and track progress against the Company’s goal of reaching profitability in the fourth quarter of fiscal 2024 at its combined streaming businesses.
The following tables reconcile Entertainment and Sports segment operating income (loss) to the DTC streaming businesses operating loss:

	Quarter Ended
	March 30, 2024			April 1, 2023
($ in millions)	Entertainment	Sports	DTC Streaming Businesses	Entertainment	Sports	DTC Streaming Businesses
Linear Networks	$752	$843		$959	$866
DTC streaming businesses (Direct-to-Consumer and ESPN+ businesses)	47	(65)	$(18)	(587)	(72)	$(659)
Content Sales/Licensing and Other	(18)	—		83	—
Segment operating income (loss)	$781	$778		$455	$794

	Six Months Ended
	March 30, 2024			April 1, 2023
	Entertainment	Sports	DTC Streaming Businesses	Entertainment	Sports	DTC Streaming Businesses
Linear Networks	$1,988	$818		$2,289	$771
DTC streaming businesses (Direct-to-Consumer and ESPN+ businesses)	(91)	(143)	$(234)	(1,571)	(141)	$(1,712)
Content Sales/Licensing and Other	(242)	—		82	—
Segment operating income	$1,655	$675		$800	$630

FORWARD-LOOKING STATEMENTS
Certain statements and information in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding financial performance, earnings expectations, expected drivers and guidance, including future operating income, adjusted EPS, free cash flow, capital allocation, including share repurchases, plans for direct-to-consumer profitability and timing; value of, and opportunities for growth based on, our intellectual property, content offerings, businesses and assets; business plans; plans, expectations, strategic priorities and initiatives, consumer sentiment, behavior or demand and drivers of growth and profitability and other statements that are not historical in nature. Any information that is not historical in nature included in this earnings release is subject to change. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments, asset acquisitions or dispositions, new or expanded business lines or cessation of certain operations), our execution of our business plans (including the content we create and IP we invest in, our pricing decisions, our cost structure and our management and other personnel decisions), our ability to quickly execute on cost rationalization while preserving revenue, the discovery of additional information or other business decisions, as well as from developments beyond the Company’s control, including:
•the occurrence of subsequent events;
•deterioration in domestic and global economic conditions or failure of conditions to improve as anticipated;
•deterioration in or pressures from competitive conditions, including competition to create or acquire content, competition for talent and competition for advertising revenue;
•consumer preferences and acceptance of our content, offerings, pricing model and price increases, and corresponding subscriber additions and churn, and the market for advertising sales on our DTC services and linear networks;
•health concerns and their impact on our businesses and productions;
•international, political or military developments;
•regulatory and legal developments;
•technological developments;
•labor markets and activities, including work stoppages;
•adverse weather conditions or natural disasters; and
•availability of content.
Such developments may further affect entertainment, travel and leisure businesses generally and may, among other things, affect (or further affect, as applicable):
•our operations, business plans or profitability, including direct-to-consumer profitability;
•demand for our products and services;
•the performance of the Company’s content;
•our ability to create or obtain desirable content at or under the value we assign the content;
•the advertising market for programming;
•income tax expense; and
•performance of some or all Company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2023, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” quarterly reports on Form 10-Q, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and subsequent filings with the Securities and Exchange Commission.
The terms “Company,” “we,” and “our” are used in this report to refer collectively to the parent company and the subsidiaries through which our various businesses are actually conducted.

CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, May 7, 2024, at 8:30 AM EDT/5:30 AM PDT via a live Webcast. To access the Webcast go to www.disney.com/investors. The corresponding earnings presentation and webcast replay will also be available on the site.

CONTACTS:

David Jefferson
Corporate Communications
818-560-4832

Alexia Quadrani
Investor Relations
818-560-6601